Exhibit 99.1
Fifth Street Finance Corp. Lowers Pricing and Expands ING Credit Facility
WHITE PLAINS, N.Y., July 14, 2011 — Fifth Street Finance Corp. (NYSE:FSC) (“Fifth Street”) announced today the successful amendment of the terms of its three-year syndicated credit facility led by ING Capital LLC. The facility’s interest rate has been reduced to LIBOR plus 3.0% per annum, with no LIBOR floor, when the facility is drawn more than 35%. Otherwise, the interest rate will be LIBOR plus 3.25% per annum, with no LIBOR floor. These rates—which represent improved pricing over the previous interest rate of LIBOR plus 3.5% per annum—are both contingent upon Fifth Street maintaining its recently-issued investment grade credit rating.
Besides lowering the interest rate, the ING-led facility has increased by $15 million—increasing the size of the facility from $215 million to $230 million. The maturity date remains February 22, 2014 while the facility’s accordion feature now allows for future expansion up to a total of $350 million.
About Fifth Street Finance Corp.
Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments and capital appreciation from its equity investments.
About ING Capital LLC
ING Capital LLC is a US subsidiary of ING Bank NV which is part of the global financial services company ING Group. ING Bank NV has 60,000 employees serving its clients through its extensive global network in the world’s major financial services markets. ING has built a leading position in corporate finance, including lending, and mergers & acquisitions.
Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as “believes,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.’s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
SOURCE: Fifth Street Finance Corp.
CONTACT:

Fifth Street Contact:	Fifth Street Finance Corp.
Stacey Thorne, Executive Director, Investor Relations
(914) 286-6811
stacey@fifthstreetfinance.com

ING Deal Contact:	ING Capital LLC
Patrick Frisch, Managing Director
(646) 424-6912
Patrick.frisch@americas.ing.com